Registration No. _________

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT
Under
The Securities Act of 1933

SpectraScience, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	41-1448837
(State of incorporation)	(LR.S. Employer Identification No.)

11568-11 Sorrento Valley Road, San Diego, CA 92121
(Address of Principal Executive Offices) (Zip Code)

Amended 2001 Stock Plan
(Full title of the plan)

With a copy to:

James Hitchin, CFO 11568-11 Sorrento Valley Road San Diego, CA 92121 Telephone: (858) 792-9350 (Name, address, and telephone number, including area code, of agent for service)	Janna R. Severance, Esq. Moss & Barnett, P.A. 4800 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402 Telephone: (612) 347-0367

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock (1)	5,632,614 shares	$1.00	$5,632,614.00	$663.00
($.01 par value)

(1)
Consists of 5,632,614 shares reserved for awards and for issuance upon exercise of options that have been or may be granted under the Amended 2001 Stock Plan (the “Plan”). Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate number of shares which may be offered or sold pursuant to the Plan as a result of the operation of the provisions of the Plan intended to prevent dilution in the event of stock splits, consolidations or similar changes in capital stock.

(2)
Estimated solely for purposes of computing the registration fee. In accordance with Rule 457(c) and (h)(1), the price used is the mean of the bid and asked prices of the Common Stock in the Pink Sheets as of September 7, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended, the document containing the information specified in Part I of Form S-8 will be distributed to persons who receive grants or awards under the Amended 1991 Incentive Plan, as amended (the “Plan”). That disclosure document constitutes a Section 10(a) prospectus and is incorporated by reference in this Registration Statement, but it is not being filed with the Commission either as part of this Registration Statement or as a prospectus or prospectus supplement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with the Commission by SpectraScience, Inc. (the “Company”) are incorporated herein by reference:

(a) The Company’s Annual Report on Form 10-KSB for the fiscal years ended December 31, 2002, 2003, and 2004.

(b) The Company’s Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 2005 and June 30, 2005.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

Common Stock

The Company is currently authorized to issue 100,000,000 shares of common stock, par value $.01 per share. (The par value of the common stock was changed from $.25 to $.01 per share in August 2004.) As of September 7, 2005, 37,550,762 shares were issued and outstanding, all of which are fully paid and nonassessable. Holders of the shares are entitled to one vote for each share held. There are no preemptive, subscription, conversion or redemption rights pertaining to the shares. Holders of the shares are entitled to receive such dividends as may be declared by the Board of Directors out of assets legally available therefor and to share ratably in the assets of the Company available upon liquidation. The holders of the shares do not have the right to cumulate their votes in the election of directors, and, accordingly, the holders of 50% of the voting shares are able to elect all of the directors.

Undesignated Stock

The Company is authorized to issue 25,000,000 shares of undesignated stock. As of September 7, 2005, no shares of Stock are issued and outstanding. The Board of Directors may, without further action by the shareholders, from time to time, determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, dividend rate, liquidation preference, conversion or exchange rights, redemption and sinking fund provisions, of a number of shares, and may designate and issue such shares as a new series of capital stock. Such issuances of stock may, in some circumstances, deter or discourage takeover attempts and other changes in control of the Company, including takeovers and changes in control which some holders of the common stock may deem to be in their best interests and in the best interests of the Company, by making it more difficult for a person who has gained a substantial equity interest in the Company to obtain voting control or to exercise control effectively.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Under Section 302A.521, Minnesota Statutes, the Company is required to indemnify its directors, officers, employees and agents against liability under certain circumstances, including liability under the Securities Act of 1933, as amended (the “Act”). Section 4.7 of the Company’s Articles of Incorporation and Article V of the Company’s Bylaws contain substantially similar provisions and, in addition, specifically authorize adoption of agreements for indemnification greater than that required by statute and purchase of insurance to meet the Company’s indemnification obligation. The general effect of such provisions is to relieve the directors and officers of the Company from personal liability which may be imposed for certain acts performed in their capacity as directors or officers of the Company, except where such persons have not acted in good faith.

As permitted under Minnesota Statutes, the Articles of Incorporation of the Company provide that directors shall have no personal liability to the Company or to its shareholders for monetary damages arising from breach of the director’s duty of care in the affairs of the Company. Minnesota Statutes do not permit elimination of liability for breach of a director’s duty of loyalty to the Company or with respect to certain enumerated matters, including payment of illegal dividends, acts not in good faith, and acts resulting, in an improper personal benefit to the director.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit No.	Description
5	Opinion of Counsel
10.27	Amended 2001 Stock Plan (1)
23.1	Consent of Independent Registered Public Accountants
23.2	Consent of Counsel (contained in Exhibit 5)

(1) Incorporated by reference to exhibit filed with Report on Form 8-K filed by SpectraScience on August 6, 2004.

Item 9. Undertakings

(a) Rule 415 Offering

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof)
which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” Table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Filings Incorporating Subsequent Exchange Act Documents by Reference

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Request for Acceleration of Effective Date or Filing of Registration Statement on Form S-8.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on September 9, 2005.

SPECTRASCIENCE, INC.

By:	/s/ James Hitchin
James Hitchin, Its President and Chief
Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of SpectraScience, Inc. hereby constitute and appoint James Hitchin with power to act one without the other, our true and lawful attorney-in-act and agent, with full power of substitution and resubstitution, for us and in our stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ James Hitchin	President and Chief Executive Officer
James Hitchin	(principal executive officer) and Director	September 9, 2005

/s/ Chester E. Sievert	Director	September 9, 2005
Chester E. Sievert

/s/ Mark D. McWilliams	Director	September 9, 2005
Mark D. McWilliams

/s/ Rand P. Mulford	Director	September 9, 2005
Rand P. Mulford

INDEX TO EXHIBITS
TO FORM S-8

Exhibit No.	Description

5	Opinion of Counsel

10.27	Amended 2001 Stock Plan (1)

23.1	Consent of Independent Registered Public Accountants

23.2	Consent of Counsel (contained in Exhibit 5)

(1) Incorporated by reference to exhibit filed with Report on Form 8-K filed by SpectraScience on August 6, 2004.